Exhibit 99.1

Investor and Shareholder Contact:
---------------------------------
Electroglas, Inc.
Candi Lattyak
Investor Relations
(408) 528-3801
clattyak@electroglas.com

                      ELECTROGLAS ANNOUNCES FOURTH QUARTER
                               FISCAL 2006 RESULTS

SAN JOSE, CALIF. --JULY 10, 2006-- Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported its operating results for the fourth fiscal quarter 2006 ended May 31, 2006.

Revenue for the fourth quarter was $13.4 million. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $20.6 million, or $0.89 per share. Non-GAAP net loss was $2.2 million, or $0.09 per share, an improvement from the net loss per share of $0.19 in the third quarter. At May 31, 2006, the Company had cash and investments of $19.8 million.

"Electroglas' revenue increased by 19% in the fourth quarter from the third quarter 2006 and by 75% from the three month period ended May 31, 2005," said Thomas Rohrs, Electroglas Chairman and CEO. "Gross margin, as a percent of sales, increased by 7% from the third fiscal quarter of 2006 and by 12% from the three month period ended May 31, 2005. Operating loss was reduced 27% in the fourth fiscal quarter of 2006 from the third quarter of 2006 and 50% from the three month period ended May 31, 2005. "

FIRST FISCAL QUARTER 2007 BUSINESS OUTLOOK

Electroglas expects revenue for the first fiscal quarter of 2007 to be in the $13-$15 million range and improving through the year as the Company's new products are adopted by new and existing customers.

INVESTOR CONFERENCE CALL DETAILS

Electroglas' management plans to hold a teleconference on its fourth fiscal quarter results, along with its outlook for the first fiscal quarter 2007, today beginning at 2:00 p.m. PT, 5:00 p.m. ET. Interested parties who wish to attend the teleconference may call (800) 895-3606; Conference ID is EGLS, and are asked to do so approximately 10 minutes before the teleconference is scheduled to begin. No reservations are required. The teleconference will be available via webcast from the Company's website at www.electroglas.com.

ABOUT ELECTROGLAS

Electroglas is a leading supplier of innovative wafer probers, prober-based test handlers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the Nasdaq National Market under the symbol "EGLS." More information about the Company and its products is available at www.electroglas.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements including statements relating to expected revenue in the first fiscal quarter of 2007 and the adoption of new products by new and existing customers. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, a prolonged downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas' products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

                   - Condensed Financial Statements Attached -

                        Electroglas Announces Fourth Quarter Fiscal 2006 Results
                                                                     Page 2 of 4

                                ELECTROGLAS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per-share amounts)
                                   (unaudited)

                                                     Three months ended             Twelve months ended
                                                ----------------------------    ----------------------------
                                                May 31, 2006    May 31, 2005    May 31, 2006    May 31, 2005
                                                ------------    ------------    ------------    ------------
Net sales                                       $     13,449    $      7,683    $     44,317    $     48,497
Cost of sales                                          8,451           5,777          32,014          33,842
                                                ------------    ------------    ------------    ------------
Gross profit                                           4,998           1,906          12,303          14,655
Operating expenses:
  Engineering, research and  development               2,726           3,195          11,510          14,990
  Sales, general and administrative                    4,980           4,046          16,153          16,874
  Restructuring and impairment charges                     -              86             328           5,316
                                                ------------    ------------    ------------    ------------
          Total operating expenses                     7,706           7,327          27,991          37,180
                                                ------------    ------------    ------------    ------------
Operating loss                                        (2,708)         (5,421)        (15,688)        (22,525)
Interest expense, net                                   (243)           (241)           (982)         (1,685)
Debt conversion expense                              (17,603)              -         (17,603)              -
Gain on settlement of long term payable                    -               -               -           8,273
Gain on sale of investment                                 -               -               -           3,545
Other expense, net                                       (46)           (203)           (385)           (431)
                                                ------------    ------------    ------------    ------------
Loss before income taxes                             (20,600)         (5,865)        (34,658)        (12,823)
Provision (benefit) for income taxes                      (1)             (2)           (628)              2
                                                ------------    ------------    ------------    ------------
Net loss                                        $    (20,599)   $     (5,863)   $    (34,030)   $    (12,825)
                                                ============    ============    ============    ============
Net loss per share, basic and diluted           $      (0.89)   $      (0.27)   $      (1.53)   $      (0.59)
                                                ============    ============    ============    ============
Shares used in calculations                           23,197          21,774          22,178          21,651
                                                ============    ============    ============    ============

                        Electroglas Announces Fourth Quarter Fiscal 2006 Results
                                                                     Page 3 of 4

Reconciliation of GAAP to Non-GAAP Financial Information.

In addition to disclosing results in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain unusual charges, gains, or benefits. Management believes the non-GAAP measures help indicate underlying trends in Electroglas' business, and management uses non-GAAP measures to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The following is a reconciliation of Generally Accepted Accounting Principles
(GAAP) loss to non-GAAP net loss (unaudited):

                                                 Three months ended May 31,     Twelve months ended May 31,
                                                ----------------------------    ----------------------------
                                                    2006            2005            2006            2005
                                                ------------    ------------    ------------    ------------
GAAP loss before income taxes                   $    (20,600)   $     (5,865)   $    (34,658)   $    (12,823)
Non-GAAP adjustments:
  Debt conversion expense (1)                         17,603               -          17,603               -
  Stock based compensation expense (2)                   794               -             794               -
  Gain on settlement of long term payable                  -               -               -          (8,273)
  Gain on sale of investment                               -               -               -          (3,545)
                                                ------------    ------------    ------------    ------------
Non-GAAP loss before income taxes                     (2,203)         (5,865)        (16,261)        (24,641)
Income tax provision (benefit)                            (1)             (2)           (628)              2
                                                ------------    ------------    ------------    ------------
Non-GAAP net loss                               $     (2,202)   $     (5,863)   $    (15,633)   $    (24,643)
                                                ============    ============    ============    ============
Non-GAAP net loss per share, basic and diluted  $      (0.09)   $      (0.27)   $      (0.70)   $      (1.14)
                                                ============    ============    ============    ============

----------
(1) During May 2006, the Company exchanged $25.0 million of its Notes for 4,268,000 shares of its common stock and $7.5 million in cash in privately negotiated transactions with Note holders. The offer and issuance of the common stock underlying these transactions were exempt from registration under Section 4 (2) of the Securities Act of 1933 and were freely tradeable upon issuance. At the conversion price of $10.2465 per share, the $25.0 million of Notes exchanged would have been convertible into 2,440,000 shares of common stock. For accounting purposes, the additional 1,828,000 shares of common stock that the Company issued in these transactions, valued at $8.6 million, the $7.5 million cash paid, the unamortized bond costs of $1.1 million, and the transaction costs of $0.4 million are considered an inducement for the holders to convert their Notes, which required the Company to record a non-operating debt conversion expense of approximately $17.6 million during the year ended May 31, 2006. These transactions resulted in a $25.0 million reduction of the Notes outstanding and increased Stockholders' Equity by $33.6 million.

(2) In April 2006, the Company's chairman and CEO, Keith Barnes, resigned his positions with the Company. In connection with this resignation, the compensation committee of the Board of Directors approved a consulting agreement with Mr. Barnes which resulted in his vested options continuing to be exerciseable for up to two years from the date of cessation of his employment, rather than 90 days after the cessation of his employment had Mr. Barnes not continued to provide services to the Company. This change in the period of termination of Mr. Barnes' vested options is considered a regrant of the options per APB 25, requiring the Company to take a charge in the fourth quarter of $0.8 million, the intrinsic value of the options at the modification date.

                        Electroglas Announces Fourth Quarter Fiscal 2006 Results
                                                                     Page 4 of 4

                                ELECTROGLAS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands, unaudited)

                                                          May 31, 2006   May 31, 2005
                                                          ------------   ------------
ASSETS
Current assets:
   Cash and short term investments                        $     17,793   $     46,929
   Accounts receivable, net                                     12,619          5,670
   Inventories, net                                             19,389         16,983
   Prepaid expenses and other current assets                     2,149          3,034
                                                          ------------   ------------
         Total current assets                                   51,950         72,616
Long term investments                                            1,974            977
Property, plant and equipment, net                               5,089          6,136
Other assets, net                                                2,833          4,261
                                                          ------------   ------------
         Total assets                                     $     61,846   $     83,990
                                                          ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                       $      9,761   $      7,163
   Accrued liabilities                                           7,016          8,683
   Deferred revenue                                              1,855          1,837
                                                          ------------   ------------
         Total current liabilities                              18,632         17,683
Convertible subordinated notes, net                              8,330         32,413
Non-current liabilities                                          1,702          1,462
Stockholders' equity                                            33,182         32,432
                                                          ------------   ------------
         Total liabilities and stockholders' equity       $     61,846   $     83,990
                                                          ============   ============

                                       ###